 Exhibit 99.1

NEW AGE BEVERAGES ANNOUNCES
AGREEMENT TO DEVELOP AND DISTRIBUTE
 MARLEY BRANDED CBD-INFUSED BEVERAGES

DENVER, COLORADO / ACCESSWIRE / January 16, 2019 / New Age Beverages Corporation (NASDAQ: NBEV), the Colorado and Utah-based organic and natural beverage company intending to become the world's leading healthy beverage company, today announced the signing of an agreement to develop and distribute Marley branded cannabis-infused beverages.

KEY HIGHLIGHTS:

Partnership leverages Docklight Brands’ extensive CBD expertise and utilizes their depth of insight in regulatory, compliance, production and quality control

Venture leverages New Age global retail distribution footprint, brand and product development capabilities to launch Marley+CBD in key markets beginning immediately

Bob Marley CBD-infused beverages were introduced at the Winter Fancy Food Show on January 13th and began fielding initial orders on a first-come, first-served basis

The first product to rollout in the Marley+CBD portfolio will be Marley+CBD Mellow Mood, relaxation drinks in 15.5 oz cans with 25 mg of pharmaceutical grade CBD per serving. Initial market rollout to customers will be in Colorado, Oregon, Washington, and Michigan where cannabis is legal for responsible adult consumption. This rollout gives New Age a significant first-mover advantage in the CBD space with a globally-recognized brand platform, and positions the venture well for further expansion as regulations permit.

Since beginning conversations with retailers and distributors in October 2018, New Age has received commitments and confirmation from major national accounts and distributors encompassing more than 125,000 outlets, including two of the largest U.S. retailers in the convenience and grocery channels. New Age expects to expand distribution of the Marley+CBD brand to additional markets as the regulatory landscape allows.

New Age has developed a supply chain structure to meet what it forecasts to be a significant demand in 2019. New Age is implementing an brand awareness and in-store marketing plan beginning in the 2nd quarter with significant social, digital, and community building campaigns supporting the launch at retail. New Age will also utilize Leafly.com, the world’s leading cannabis information resource, to target, advertise, and gain consumer insights and analytics to precison target all marketing and brand awareness activities.

Michael Cunningham, Senior Vice President of Sales for New Age commented, “It makes my job a lot easier when I have retailers and distributors reaching out to me asking for specific products. From the moment the CBD movement began, I’ve been receiving calls nonstop asking when we’d be going to market with a Marley+CBD product. Retailers and distributors realize that it will be a long road for smaller CBD brands to gain traction and brand equity. Under the Marley brand platform, we are able to leverage a massive global brand with ties to healthy cannabis use, to ultimately grow a beverage brand beyond anything we have seen to-date.”

About New Age Beverages Corporation (NASDAQ: NBEV)
New Age Beverages Corporation is a Colorado and Utah-based healthy beverage company dedicated to inspiring, educating consumers to live healthy. The Company is the only one-stop-shop of healthy beverages and includes the brands Tahitian Noni, TeMana, Búcha Live Kombucha, XingTea, Coco-Libre, Marley, and others. New Age competes in the growth segments of the >$1 trillion-dollar non-alcoholic beverage industry and has become one of the 40 largest non-alcoholic beverage companies, one of the largest healthy beverage companies, and the fastest growing in the world over the past two years. The Company’s brands are sold across all 50 states within the US and in more than 60 countries internationally across all channels via a hybrid of direct-to-consumer and traditional distribution and route-to-market systems.

The Company operates the websites www.newagebev.com, www.morinda.com, www.newagehealth.com, www.mybucha.com, www.xingtea.com, www.drinkmarley.com, and  www.cocolibre.com.

New Age has exclusively partnered with the world's 5th largest water charity, WATERisLIFE, to end the world water crisis with the most innovative technologies available. Donate at WATERisLIFE.com to help us #EnditToday.

About Docklight LLC
Docklight Brands is cannabis brand holding company pioneering the future of the cannabis industry. Docklight Brands portfolio of cannabis brands includes Marley Naturals, The Goodship, Irisa, Dutchy and Headlight. Docklight is backed by Privateer Holdings, the Seattle-based private equity firm investing exclusively in the rapidly emerging legal cannabis industry.

Safe Harbor Disclosure
This press release contains forward-looking statements that are made pursuant to the safe harbor provisions within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are any statements that express the current beliefs and expectations of management, including but not limited to statements related to the Company’s launch of Marley+CBD and Marley+CBD shot taking initial order, taking initial orders, shipments to major customers in key markets in the future, New Age’s ability to develop a supply chain structure to meet significant demand in 2019, and complete in-store marketing beginning in the 2nd quarter with social, digital, and community campaigns supporting the launch at retail. Any statements contained herein that do not describe historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results, performance and achievements to differ materially from those discussed in such forward-looking statements. The Company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to update or revise forward-looking statements, except as otherwise required by law, whether as a result of new information, future events or otherwise.

For investor inquiries about New Age Beverages Corporation please contact:

Media:
Desiree Rosa
MULTIPLY
Tel: 202-292-4566
NewAgeBev@wearemultip.ly

Investor Relations Counsel:
Cody Slach, Liolios Group, Inc.
Tel 949-574-3860
NBEV@Liolios.com

New Age Beverages Corporation:
Greg Gould
Chief Financial and Administrative Officer
Tel 303-289-8655
GGould@NewAgeBev.com